UNITED STATED SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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ENVENTIS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Enventis Employee FAQ #3

September 9, 2014

1.	Can we see an org. chart for Consolidated Communications?
Enventis senior management has access to the Consolidated Communications organizational charts for their department. The org chart document is confidential and therefore is not available for broad employee distribution until after closing.

2.	Will there be any changes to my benefits?

As outlined in the merger agreement, the current Enventis benefit and compensation plans will remain in place for one year following closing.  For the first year following closing, all current Enventis benefit plans will remain in place, with the exception of the Employee Stock Purchase Plan. The benefits you have today will continue into 2015 until at least one year following closing.  In mid-2015, Consolidated will provide information on any benefit plan and compensation changes and help employees understand this information.

3.	What will the severance package be if employment is not extended?

As noted above, Enventis benefits will remain in place for the first year following closing.  This includes the Enventis severance benefits.  If you have questions on what would happen with severance and other benefits if your position were to be eliminated, please contact Human Resources.

4.	With regard to the Team Award, what EBITDA number is the payout based upon; before or after merger costs?
The 2014 Team Award will be based on Enventis EBITDA goals adjusted for integration costs.

5.	Can we get a timeline on when employees will know if there employment will be continued?
Staffing decisions will be made based on the needs of the business and will be an ongoing process. Your manager will keep you informed as more information becomes available.

6.	If a position is cut, how much notice will an employee get prior to their end date?

Within the organization and each department there will be continued efforts to ensure we have the right people, in the right roles, with the right resources to achieve our goals.  As those departmental efforts go forward, we would expect each department to proceed and take action as needed to be sure their staffing levels are correct.  In the case where an employee's position is eliminated, he or she will be given as much advance notice as possible.

7.	Does Consolidated Communications offer tuition reimbursement to their employees?
CCI does have a tuition assistance program. As a reminder, benefits remain the same for Enventis for one year following closing.

8.	What will Consolidated offer for employees as far as discounts on residential services?
CCI offers employee discounts for voice, video and Internet.  Enventis employee discounts will remain in effect for one year following close.

9.	Are there CCI benefits with a vesting period where Enventis years of service will not apply?
No. Enventis employees’ current years of service at the time of the merger will be carried forward post-merger.

10.	Will there be an early retirement incentive in an effort to reduce work force?
There a no plans for an early retirement incentive at this time.

11.	How are Consolidated Communications’ video returns handled, such as testing and refurbishing?
Initial screenings of returned equipment are done in-house and CCI works with vendors to refurbish and fix any devices that have hardware issues.

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of June 29, 2014, among Enventis Corporation (“Enventis”), Consolidated Communications Holdings, Inc. (“Consolidated”) and Sky Merger Sub Inc., a wholly-owned subsidiary of Consolidated.

Consolidated has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the proposed merger transaction that includes the preliminary proxy statement of Enventis, which also constitutes a prospectus of Consolidated. The Form S-4 was declared effective by the SEC on August 22, 2014.  Enventis mailed  to its shareholders the definitive joint proxy statement/prospectus regarding the proposed merger transaction on August 28, 2014. Enventis urges investors and security holders to read the joint proxy statement/prospectus (including all amendments and supplements to it) and other documents relating to the merger transaction, because they contain important information about Enventis, Consolidated and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the joint proxy statement/prospectus and other documents relating to the merger transaction from the SEC’s website at www.sec.gov, Enventis’ website at www.enventis.com and Consolidated’s website at www.consolidated.com. In addition, copies of the preliminary joint proxy statement/prospectus and such other documents may be obtained from Enventis free of charge by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN 56002-3248, Attn: Investor Relations, telephone: (507) 387-3355.

Certain Information Regarding Participants

Enventis and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Enventis’ shareholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the proposed merger transaction in the joint proxy statement/prospectus that was included in the registration statement on Form S-4 filed by Consolidated. Copies of the Form S-4 and the joint preliminary proxy statement/prospectus may be obtained free of charge as set forth in the previous paragraph.